UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 29, 2023

TRIPADVISOR, INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-35362	80-0743202
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

400 1st Avenue Needham, MA 02494
(Address of Principal Executive Offices) (Zip Code)

(781) 800-5000

Registrant’s Telephone Number, Including Area Code

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	TRIP	Nasdaq

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On June 29, 2023, Tripadvisor, Inc., a Delaware corporation (the “Company”), Tripadvisor Holdings, LLC, a Massachusetts limited liability company (“Holdings”), and Tripadvisor LLC, a Delaware limited liability company (“Tripadvisor”), entered into the Amendment and Restatement Agreement (the “Restated Credit Agreement”), among the Company, Holdings, Tripadvisor, the other Borrowers party thereto, the Lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent. The Restated Credit Agreement provides for a $500.0 million revolving credit facility maturing June 29, 2028. The Restated Agreement amends and restates the Credit Agreement dated as of June 26, 2015 (as amended as of May 12, 2017, May 5, 2020 and December 17, 2020, the “Existing Credit Agreement”), among the Company, Holdings, Tripadvisor, the other Borrowers from time to time party thereto, the Lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent and J.P. Morgan Europe Limited, as London Agent. All defined terms not otherwise defined herein shall have the meaning ascribed to them in the Restated Credit Agreement.

The Restated Credit Agreement includes terms similar to those under the Existing Credit Agreement subject to certain changes and, among other things:

•
extends the maturity date of the credit facility from May 12, 2024 to June 29, 2028 (unless, on any date that is 91 days prior to the final scheduled maturity date in respect of any Specified Debt, the aggregate outstanding principal amount of Short-Dated Specified Debt is $200.0 million or more then the maturity date will be such business day);
•
maintains the aggregate amount of revolving commitments available under the Restated Credit Agreement at $500 million;
•
increases the Total Net Leverage Ratio from 3.5 to 4.5;
•
eliminates the cap on cash netting for unrestricted cash of the Borrower and Restricted Subsidiaries in excess of deferred merchant payables of the Borrower and Restricted Subsidiaries;
•
replaces the LIBOR interest rate benchmark with a SOFR interest rate benchmark;
•
adds the ability to incur Incremental Facilities, subject to certain conditions and restrictions; and
•
revises the pricing grid to increase the applicable ABR Spread, Term/Benchmark/RFR Spread and Commitment Fee Rates payable depending on the Total Net Leverage Ratio of the Company.

The Restated Credit Agreement includes certain customary restrictions on the ability of the Company and its subsidiaries to, among other things, incur additional indebtedness, grant additional liens, and make investments, acquisitions, dispositions, distributions, and other payments, with certain exceptions as more specifically described in the Restated Credit Agreement.

The Restated Credit Agreement contains customary events of default. If an event of default occurs and is continuing, then, among other things, the lenders may declare any outstanding obligations under the Restated Credit Agreement to be immediately due and payable and exercise their rights and remedies against the collateral. The obligations under the Restated Credit Agreement are secured by substantially all assets, whether personal, tangible or intangible, of the Company and the Subsidiary Loan Parties as granted under the Security Documents. The foregoing description of the Restated Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Restated Credit Agreement filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Certain of the agents and lenders under the Restated Credit Agreement, or their affiliates, have provided, and may in the future provide, certain commercial banking, financial advisory, and investment banking services in the ordinary course of business for the Company, its subsidiaries and certain of its affiliates, for which they receive customary fees and commissions.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01, “Entry into a Material Definitive Agreement,” above is hereby incorporated by reference into this Item 2.03.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit
Number	Description

10.1

Amendment and Restatement Agreement, dated as of June 29, 2023, to the Credit Agreement dated as of June 26, 2015 (as amended as of May 12, 2017, May 5, 2020 and December 17, 2020, among Tripadvisor, Inc., Tripadvisor Holdings, LLC, Tripadvisor, LLC, the other Borrowers party thereto, the Lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRIPADVISOR, INC.

Date: July 6, 2023	By:	/S/ MICHAEL NOONAN
Michael Noonan
Chief Financial Officer